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                                                                    EXHIBIT 5(a)


                                  May 5, 1999



ViewCast.com, Inc.
2665 Villa Creek Drive
Suite 200
Dallas, TX 75234

                    Re:  Registration Statement on Form S-8
                         ----------------------------------

Dear Sirs:

     We have acted as counsel for ViewCast.com, Inc., a Delaware corporation (the "Company"), in connection with the filing of a registration statement on Form S-3 under the Securities Act of 1933, as amended ("Registration Statement") with respect to shares of its common stock, par value $0.0001 per share, of which 6,770,281 shares are authorized but unissued shares which have been reserved for issuance upon the exercise of warrants issued by the Company (the "Original Issue Shares") and 1,706,558 shares have been issued upon the exercise of such warrants (the "Outstanding Shares").

     We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to matters of fact, we have examined and relied upon the warrants described above and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

     Based on the foregoing, we are of the opinion that (i) the Original Issue Shares that are